Exhibit 10.25

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 6, 2014, by and between Viking Therapeutics, Inc., a Delaware corporation (the “Company”), and the individuals listed on EXHIBIT A attached hereto (each, a “Seller” and, collectively, the “Sellers”). Each of the Company and each Seller shall be referred to herein, individually, as a “Party”, and the Company and such Sellers shall be referred to herein, collectively, as the “Parties.”

RECITALS

A. As of the date hereof, each Seller currently owns the shares of common stock of the Company (the “Common Stock”) set forth under “Owned Shares” on EXHIBIT A attached hereto (the “Owned Shares”), which shares are vested as set forth on EXHIBIT A attached hereto.

B. Each Seller has informed the Company that such Seller desires to sell the shares of the Owned Shares set forth under “Repurchased Shares” on EXHIBIT A attached hereto (with respect to each Seller, such Seller’s “Repurchased Shares”) to the Company, at a purchase price of $0.00001 per Repurchased Share, and upon the other terms and conditions set forth herein, on the date the Company’s Registration Statement on Form S-1 (File No. 333-197182) filed with the Securities and Exchange Commission (the “SEC”) is declared effective by the SEC (the “Effective Date”).

C. The Company desires to repurchase the Repurchased Shares set forth under “Repurchased Shares” on EXHIBIT A attached hereto from each Seller at a purchase price of $0.00001 per Repurchased Share, and upon the other terms and conditions set forth herein, on the Effective Date.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Repurchase and Sale of Stock. Each Seller agrees to, absolutely and unconditionally, convey, sell and transfer to the Company the Repurchased Shares (with all rights, benefits and privileges), free and clear of any claims, liens, equities, pledges, security interests, commitments, charges, restrictions, prior assignments or other encumbrances, at the Closing (as defined below), and the Company agrees to repurchase the Repurchased Shares (with all rights, benefits and privileges) from such Seller at the Closing, in each case in accordance with, and subject to, the terms and conditions set forth herein. For purposes of EXHIBIT A attached hereto, the “Total Amount” means that number of shares of Common Stock equal to:

6,000,000 – [(A – (A * B))/ B]

whereby

A = the number of shares of Common Stock issuable to Ligand Pharmaceuticals Incorporated and Metabasis Therapeutics, Inc. (collectively, the “Ligand Parties”) pursuant to that certain Master License Agreement, dated May 21, 2014, by and among the Company and the Ligand Parties, as amended by that certain First Amendment to Master License Agreement, dated as of September 6, 2014, by and among the Company and the Ligand Parties (the “License Agreement”).

B = the percentage of the total pre-money shares deemed issued or issuable to the Ligand Parties pursuant to Schedule 6 of the License Agreement, including the examples set forth therein.

2. Closing. The closing of the repurchase and sale of the Repurchased Shares described in Section 1 above (the “Closing”) shall occur on the Effective Date as of immediately after the Company’s Registration Statement on Form S-1 (File No. 333-197182) filed with the SEC is declared effective by the SEC. The Parties intend for the Closing to take place by exchange of facsimile or other electronically transmitted signature pages; provided, however, that if the Parties agree to an in-person closing, the Closing shall take place at a place mutually agreed upon by the Parties.

3. Closing Deliveries; Payment; Withholding; Reissuance of Certificates.

(a) Closing Deliveries. At the Closing, subject to the terms and conditions hereof, the Parties shall make the following deliveries: (i) each Seller shall deliver to the Company the stock certificate(s) representing the Repurchased Shares being repurchased by the Company from such Seller (each, a “Tendered Certificate”), together with a duly executed Stock Assignment Separate from Certificate in the form of EXHIBIT B attached hereto; and (ii) the Company shall pay to such Seller by check $0.00001 per Repurchased Share for the aggregate purchase price equal to the product obtained by multiplying the number of Repurchased Shares by $0.00001 for all of the Repurchased Shares (each, a “Payment”).

(b) Withholding. Each Seller hereby authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items that the Company may be required to deduct from the Payment to such Seller.

(c) Reissuance of Stock Certificate(s). As soon as reasonably practicable after the Closing, the Company shall reissue to each Seller a stock certificate representing the shares of Owned Shares represented by any Tendered Certificate that were not repurchased by the Company pursuant to this Agreement.

4. Representations of such Seller. Each Seller, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the date of the Closing as follows:

(a) Such Seller is of legal age, competent to enter into a contractual obligation, and a citizen of the United States of America.

(b) Such Seller has the full right, power, authority and capacity to enter into and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby. Such Seller has duly executed and delivered this

Agreement and has obtained the necessary authorization, if any, to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, obtaining the consent of such Seller’s spouse, if any. This Agreement is a valid, legal and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

(c) The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not: (i) violate any law, statute, order, rule or regulation binding upon or applicable to such Seller or its properties or require any consent, approval, waiver, action, order or authorization of, notice to, or registration or filing with, any person, entity or governmental body, agency or authority; or (ii) constitute a breach or violation of or default under (with or without notice or lapse of time or both) any indenture, mortgage, deed of trust, contract, agreement or other instrument binding upon such Seller or its property.

(d) (i) Such Seller is the sole owner, beneficially and of record, of the Repurchased Shares, and has good, valid and marketable title to the Repurchased Shares, free and clear of all claims, liens, equities, pledges, security interests, commitments, charges, restrictions, prior assignments and other encumbrances of any nature whatsoever; (ii) the Repurchased Shares have not been pledged, hypothecated, encumbered, sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pawned, pledged for any bank or brokerage loan or otherwise, or disposed of in any manner by such Seller or on such Seller’s behalf; (iii) such Seller has not signed any power of attorney, any stock power or any other assignment or authorization respecting the Repurchased Shares that is now outstanding and in force; and (iv) no person, trust, firm, corporation or other entity has any right, title, claim, equity or interest in, to or respecting the Repurchased Shares. Upon transfer of the Repurchased Shares by Seller to the Company in accordance with this Agreement, the Company will own, and have good, valid and marketable title to, the Repurchased Shares, free and clear of any and all claims, liens, equities, pledges, security interests, commitments, charges, restrictions, prior assignments or other encumbrances.

(e) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or, to the best of such Seller’s knowledge, threatened, against or involving such Seller with respect to this Agreement, the transactions contemplated hereby, or the Repurchased Shares, before any federal, state, municipal, foreign, or other court or governmental or administrative body or agency, or any private arbitration tribunal.

(f) Such Seller has not made any untrue statement of a material fact related to a specific representation or warranty contained in this Agreement, nor has such Seller omitted to state any material fact necessary in order to make the specific statements contained in this Agreement not misleading.

5. Representations of the Company. The Company hereby represents and warrants to each Seller as of the date hereof and as of the date of the Closing as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c) All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, has been taken. The Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or, to the best of the Company’s knowledge, threatened, against or involving the Company with respect to this Agreement, the transactions contemplated hereby, before any federal, state, municipal, foreign, or other court or governmental or administrative body or agency, or any private arbitration tribunal.

6. Further Acknowledgments and Agreements of such Seller. Each Seller hereby acknowledges and agrees as follows:

(a) (i) the Repurchased Shares are not publicly traded or registered under the Securities Act of 1933, as amended, or any state securities laws, and there is no public trading market or exchange for the Repurchased Shares; (ii) the purchase price being paid for the Repurchased Shares pursuant to this Agreement represents a mutually agreed upon price for the Repurchased Shares determined by the Company and such Seller; (iii) the purchase price being paid for the Repurchased Shares pursuant to this Agreement is significantly less than the current fair market value of the Repurchased Shares as of the date hereof and as of the Closing, and is less than the purchase price paid by such Seller to the Company for such Seller’s purchase of the Repurchased Shares; and (iv) such Seller has not relied on the Company or any of the Specified Parties (as defined below) in agreeing to such price or in reaching such Seller’s decision to sell.

(b) the Payment being paid to such Seller hereunder shall constitute payment in full for the Repurchased Shares and, after the payment of the Payment in accordance with the terms and conditions of this Agreement, such Seller shall not have any further right, title or interest in or to any of the Repurchased Shares.

(c) (i) the Company has made available to such Seller information concerning the Company and the Repurchased Shares sufficient for such Seller to make an informed decision regarding the sale of the Repurchased Shares to the Company and the transactions contemplated by this Agreement; (ii) the Company has provided such Seller an opportunity to ask questions and receive answers concerning sale of the Repurchased Shares and the Company; and (iii) the Company has made available to such Seller the opportunity to obtain any additional information that the Company possesses deemed necessary by such Seller to verify the accuracy of the information provided, and such Seller has received all such additional information requested.

(d) (i) such Seller has not looked to, or relied in any manner upon, the Company or any of its Affiliates (as defined below), owners, directors, officers, employees, agents, representatives or outside counsel (collectively with the Company, the “Specified Parties”) for advice regarding the legal, tax or financial consequences of the sale of the Repurchased Shares to the Company or the transactions contemplated by this Agreement; and none of the Specified Parties has made or is making any representations or guarantees about any legal, tax or financial consequences or outcomes relating to the sale of the Repurchased Shares to the Company or the transactions contemplated by this Agreement; (ii) such Seller has had the opportunity, and has been advised, to consult with such Seller’s own legal counsel, tax advisors, financial and other advisors in connection with the sale of the Repurchased Shares to the Company and the transactions contemplated by this Agreement; (iii) such Seller is relying solely on such Seller’s own legal counsel, tax advisors, financial and other advisors with respect to the sale of the Repurchased Shares and the transactions contemplated by this Agreement; and (iv) such Seller understands and agrees that such Seller (and not any of the Specified Parties) shall be responsible for such Seller’s own tax liability that may arise as a result of the sale of the Repurchased Shares and the transactions contemplated by this Agreement. As used in this Agreement, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such entity.

(e) Except for the express representations and warranties contained in this Agreement, none of the Specified Parties has made any representation or warranty to such Seller.

7. Indemnification. Such Seller agrees to indemnify and defend the Company, its affiliates and each of their respective stockholders, officers, directors, employees and representatives (each person or entity being indemnified under this Section 7, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all loss, damage, liability, payment and obligation and any and all reasonable expenses, including, without limitation, legal fees and costs (collectively, “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Indemnitee, from and after the Closing, resulting from, related to or arising out of any material inaccuracy in or breach of any of the representations, warranties or covenants made by such Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing or the transactions contemplated hereby.

8. Release. Other than with respect to the representations and warranties made by each Party pursuant to this Agreement, (i) each Seller hereby fully, finally and forever settles and releases any and all matters, claims, disputes or differences, known or unknown, suspected or unsuspected, which now exist, may exist, or hereto have existed among it and the Company with respect to the Repurchased Shares arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing or relating to the pre-Closing period, including, without limitation, any claim regarding distributions arising from or relating to the ownership of the Repurchased Shares (collectively, the “Released Claims”), and (ii) the Company hereby fully, finally and forever settles and releases any and all matters, claims, disputes or differences, known or unknown, suspected or unsuspected, which now exist, may exist, or hereto have existed among it and any Seller with respect to any Released Claims. With respect to the Released Claims, the Parties specifically waive any rights or benefits they may have under Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have mutually affected his or her settlement with the debtor.

9. Miscellaneous.

(a) Survival. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated hereby. The covenants of the Company and such Seller contained in this Agreement shall survive the Closing in accordance with their respective terms. None of the representations and warranties set forth in this Agreement shall be modified or affected by any investigation at any time made by or on behalf of any Party. All rights to indemnification contained in this Agreement shall survive the Closing in accordance with their terms.

(b) Amendment; Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended or modified and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the Parties or, with respect to a waiver, with the written consent of the Party against whom such waiver is sought. The failure of any Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

(c) Assignment. No Seller shall have any right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the Company (which may be withheld in the Company’s sole discretion). Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors and assigns.

(d) Third Party Rights. This Agreement shall not create benefits on behalf of any other person or entity not a Party, except for the Specified Parties and the Indemnitees, and this Agreement shall be effective only as among the Parties, their successors and permitted assigns, the Specified Parties and the Indemnitees.

(e) Severability. If any provision of this Agreement or the application thereof to any person or entity or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or entities or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(g) Dispute Resolution.

(i) Any unresolved controversy, claim or dispute involving the parties directly or indirectly concerning this Agreement or the subject matter hereof, including, without limitation, any questions concerning the scope and applicability of this Section 9(g), shall be finally settled by arbitration held in the County of San Diego, State of California (or such other location as the Parties may mutually agree upon in writing) in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be a member of any state bar who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years. The arbitrator shall apply California law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final, binding and conclusive on the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator.

(ii) The Parties agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Federal or state court in the State of California, and in connection with such action to compel the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The Parties hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(iii) Notwithstanding the foregoing provisions of this Section 9(g), nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought by any Party. Any action, suit or other proceeding initiated by any Party against another Party for injunctive relief or to enforce this Section 9(g) or any decision or award of the arbitrator may be brought in any Federal or state court in the State of California having jurisdiction over the subject matter thereof as the Party bringing such action, suit or proceeding shall elect. The Parties hereby submit themselves to the jurisdiction of any such court.

(h) Counterparts. This Agreement may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which when taken together shall constitute one and the same agreement.

(i) Entire Agreement. This Agreement (together with the Exhibits hereto) contains the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous negotiations and agreements (whether written or oral) with respect thereto.

(j) Remedies. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(k) Confidentiality. Such Seller hereby agrees that, except as required by law, such Seller shall not disclose or reveal to any person or entity the existence of, any information about, any other facts relating to, or any of the terms of, this Agreement (together with the Exhibits hereto), including, without limitation, the status or any terms or conditions of this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, such Seller shall be entitled to disclose the Agreement to such Seller’s immediate family, attorneys or accountants who agree to maintain the confidentiality thereof.

(l) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email (receipt of which is confirmed) to the recipient. Such notices, demands and other communications will be sent to address indicated below:

To the Company:

Viking Therapeutics, Inc.

11119 North Torrey Pines Road, Suite 50

San Diego, CA 92037

Attn: Brian Lian, Ph.D.

Email: blian@vikingtherapeutics.com

To each Seller at the address set forth on EXHIBIT A attached hereto,

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.

(m) Construction. Each Party acknowledges and agrees that it has been represented by legal counsel in the negotiation and delivery of this Agreement and that this Agreement has been drafted and prepared through the efforts of each Party and the rule of construction that any vague or ambiguous terms are to be construed against the Party drafting such terms shall not be applied to any Party.

(n) Further Assurances. Such Seller agrees on behalf of such Seller and such Seller’s assigns or successors in interest that such Seller will, without further consideration, execute, acknowledge and deliver such other documents and take such further action as may be reasonably requested by the Company or necessary to carry out the purposes of this Agreement, including, without limitation, those actions necessary to transfer to the Company good, valid and marketable title to the Repurchased Shares, free and clear of all claims, liens, equities, pledges, security interests, commitments, charges, restrictions, prior assignments and other encumbrances.

(o) Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

(p) Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Stock Repurchase Agreement as of the date first set forth above.

“Company”

Viking Therapeutics, Inc.

By:	/s/ Brian Lian, Ph.D.
Name:	Brian Lian, Ph.D.
Title:	CEO and President

“Sellers”

By:	/s/ Brian Lian, Ph.D.
Name:	Brian Lian, Ph.D.

By:	/s/ Michael Dinerman, M.D.
Name:	Michael Dinerman, M.D.

By:	/s/ Isabelle Dinerman
Name:	Isabelle Dinerman

By:	/s/ Rochelle Hanley, M.D.
Name:	Rochelle Hanley, M.D.

EXHIBIT A

Seller	Contact	Owned Shares			Repurchased Shares
		Vested	Unvested	Total	Vested	Unvested	Total
Brian Lian, Ph.D.	c/o Viking Therapeutics, Inc. 11119 North Torrey Pines Road, Suite 50 San Diego, CA 92037	1,980,144	1,669,856	3,650,000	33.00236% of the Total Amount	27.83096% of the Total Amount	60.83332% of the Total Amount

Michael Dinerman, M.D.	c/o Viking Therapeutics, Inc. 11119 North Torrey Pines Road, Suite 50 San Diego, CA 92037	1,176,875	398,125	1,575,000	19.61456% of the Total Amount	6.63547% of the Total Amount	26.25004% of the Total Amount

Isabelle Dinerman	c/o Viking Therapeutics, Inc. 11119 North Torrey Pines Road, Suite 50 San Diego, CA 92037	392,284	132,716	525,000	6.53806% of the Total Amount	2.21195% of the Total Amount	8.75001% of the Total Amount

Rochelle Hanley, M.D.	c/o Viking Therapeutics, Inc. 11119 North Torrey Pines Road, Suite 50 San Diego, CA 92037	62,500	187,500	250,000	1.04162% of the Total Amount	3.12501% of the Total Amount	4.16662% of the Total Amount

A-1

EXHIBIT B

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Viking Therapeutics, Inc., a Delaware corporation (the “Company”),              shares of common stock of the Company standing in the name of the undersigned on the books of the Company represented by certificate number(s)             , of which              shares of common stock are vested on the date hereof and              shares of common stock are unvested on the date hereof, and does hereby irrevocably constitute and appoint the Secretary of the Company as attorney to transfer such stock on the books of the Company with full power of substitution.

Dated: , 2014	By:
Name:

B-1